Exhibit 4.8.1
TRIVAGO N.V. 2016 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED PERFORMANCE STOCK OPTION SUMMARY OF AWARD

trivago N.V., a Dutch public limited company (the “Company”), pursuant to its 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”) an option to subscribe for the number of Shares set forth below (the “Performance Stock Option”). The exercise of the Performance Stock Option is conditioned on, and calculated on the basis of, the satisfaction of the performance condition described herein.
The parties hereto entered into an agreement pertaining to a certain Performance Stock Option with a Performance Price (as defined below) condition, granted on March 11, 2020, which consisted of a Performance Stock Option Summary of Award (the “Prior Summary of Award”), the Performance Stock Option Agreement attached thereto as Exhibit A (the “Performance Stock Option Agreement”) and the Plan. The parties hereto desire to amend and restate the Prior Summary of Award as set forth herein to reflect the significant changes that have occurred as a result of the COVID-19 pandemic and to adjust the Performance Condition (as defined below). This amended and restated award of the Performance Stock Option is subject to all of the terms and conditions contained herein (the “Summary of Award”), as well as those contained in the Performance Stock Option Agreement (together with the Summary of Award, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Summary of Award and the Agreement.

Participant:	_______________________
Grant Date:	_______________________
Exercise Price Per Share:	_________(the “Exercise Price”)
Total Exercise Price:	_________
Number of Shares Subject to Performance Stock Option:	__________ (the “Performance Option Shares”)
Expiration Date:	__________, ____
Vesting Date:	January 1, 2023 (the “Vesting Date”)
Performance Condition
Vesting of the Performance Stock Option shall be conditioned on the volume-weighted average price of the Share for the last 6 or 12 months of 2022 (either volume-weighted price, the “Performance Price”).
If either Performance Price is equal to or higher than $2.74 (the “Performance Condition”), the Performance Stock Option shall vest in full permitting the Participant to subscribe for 100% of the Performance Option Shares listed above against payment of the Exercise Price.
If the Performance Condition is not satisfied, the Performance Stock Option will lapse immediately and cease to be exercisable in respect of all of the Performance Option Shares.

Vesting Schedule:	Subject to the satisfaction of the Performance Condition and subject to the terms and conditions of the Agreement and the Plan, the Performance Stock Option shall vest in full on the Vesting Date.
Double trigger Change of Control/Qualified Termination Reason impact:
Subject to the terms and conditions of the Agreement and the Plan and as fully described in the Agreement, accelerated vesting of the Performance Stock Option in full such that the Participant is permitted to subscribe for 100% of the Performance Option Shares listed above against payment of the Exercise Price.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Summary of Award. Participant has reviewed the Agreement, the Plan and the

Summary of Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Agreement and the Summary of Award and fully understands all provisions of the Summary of Award, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Supervisory Board and the Committee upon any questions arising under the Plan, the Summary of Award or the Agreement. Participant shall not take part in any decision of the Supervisory Board and the Committee related to any Performance Stock Option granted to Participant.

TRIVAGO N.V.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title: